[GRAPHIC OMITTED]

                                                        PENNSYLVANIA COMMERCE
                                                        BANCORP


                                    CONTACTS

Gary L. Nalbandian                                      Mark A. Zody
Chairman/President                                      Chief Financial Officer
                                 (717) 975-5630


      Pennsylvania Commerce Bancorp, Inc. Declares Two-for-One Stock Split

     January 31, 2005 - Camp Hill, PA - Pennsylvania Commerce Bancorp, Inc. (NASDAQ National Market: COBH) has declared a two-for-one stock split on the Company's common stock outstanding, it was announced today by Gary L. Nalbandian, Chairman of the bank holding company. Said Nalbandian, "Our financial performance this past year has been marked by record earnings and, as a result, we would like to reward our shareholders with this dividend." The 2-for-1 stock split, to be paid in the form of a 100% stock dividend, is payable February 25, 2005 to shareholders of record February 10, 2005.

The stock market continues to reward Commerce shareholders for the company's continuing success as evidenced by a 30% average annual return on the Company's common stock over the past 5 years versus a 5-year average return of -2% for the S & P 500 Index.

Pennsylvania Commerce Bancorp, Inc. is a $1.3 billion bank holding company headquartered in Camp Hill, Pennsylvania with 24 banking offices serving Cumberland, Dauphin, Lebanon, York and Berks counties. The Company opened its 24th office during the fourth quarter of 2004 and has announced plans to open 4 new stores in 2005.